Exhibit 10.36


Personal & Confidential - by hand
On a 'Without Prejudice Basis'

SUPERSEDES COPY DATED MAY 26, 1999

June 1, 1999

Carlos Fox

Dear Carlos,

     Further to your discussions with John Kelly, this letter will confirm that JetForm Corporation has terminated your employment as Sr. Vice-President, Marketing, effective June 30, 1999.

     As outlined in your conversations with Debbie Weinstein, in accordance with the Employment Agreement which was provided to you dated September 22, 1998, JetForm will provide you with the following termination package.

Salary Continuance

     JetForm will provide salary continuance (paid at regular pay periods) in the amount of $247,000 for the period July 1, 1999 up to and including June 30, 2000, based on the following:

     Base salary for the period July 1, 1999 up to and including June 30, 2000 in the amount of $210,000 Quarterly expense incentive paid at 100% of target (current run rate) in the amount of $20,000 Car Allowance in the total amount of $6,000 Benefit Menu Allowance in the total amount of $11,000

     As agreed upon, salary continuance will not include payment for the Company Profit Incentive or Customer Satisfaction Incentive.

Benefit Continuance

     You will be provided with continuation of your medical, dental and life insurance benefits until June 30, 2000. It should be noted that you are not eligible for short or long term disability benefits effective June 30, 1999. As agreed upon, JetForm Corporation will reimburse you for reasonable expenses for long term disability insurance for the period from July 1, 1999 to June 30, 2000, or until you are re-employed should this occur prior to the end of your salary and benefit continuance period.

     In accordance with Section 3.2 of your Employment Agreement, should you secure employment prior to June 30, 2000 you will be required to advise JetForm Corporation of your start date and your medical, dental and life insurance benefits will then be discontinued.

Vacation Accrual

     Your vacation will continue to accrue during the salary and benefit continuance period. You will receive payment representing your accrued vacation on the payroll deposit of June 30, 2000. It should be noted that your current balance of unused accrued vacation equates to approximately 212.56 hours. As discussed, you will receive payment of your unused accrued annual vacation on the payroll deposit of June 30, 1999. The remaining vacation accrual for the period from July 1, 1999 up to June 30, 200, will be paid on the June 30, 2000 payroll deposit.

Outplacement Services

     Based on approval of the services provided, JetForm will provide payment up to $15,000 towards outplacement services, or reasonable expenses. As agreed upon, based upon approval by Human Resources, JetForm will agree to the utilization of all or a portion of this amount for job relocation.

Expenses

     Any outstanding expenses should be submitted as soon as possible. Should you have outstanding expenses, you will receive a final expense cheque within two (2) weeks of submission.

JetForm Property

     On your last day of work you will be required to immediately return all JetForm property including keys, passwords, equipment, company materials, etc.

JetForm Stock Option Plan

     As agreed upon, based on your commitment to provide a minimum of five (5) hours of consulting services per month for the period from July 1, 2000 up to December 31, 2000, you will be entitled to exercise all options which are vested or which vest on or prior to December 31, 2000

Legal Fees

     As agreed upon, JetForm Corporation will reimburse, based on invoices, reasonable legal fees relating to the finalization of this agreement.

Confidentiality Agreement

     We remind you of the confidentiality agreement that you signed on joining the company, and Article IV of the Employment Agreement dated September 22, 1998 as it relates to Non-Competition, Confidentiality and Non-Disclosure. You are also required to keep confidential the details of this termination agreement.

Your Signature is Required

     In order to provide you with the termination package as outlined in this letter, we will require your signature, acknowledging your understanding and agreement of the terms and a signed release prior to May 31, 1999.

     Please sign this copy and fax both this letter and release to Human Resources at (613) 594-2944. If you should have any questions with respect to this letter, please contact Donna Morris at 751-4800, ext. 5173.

Yours truly,

Donna Morris
Director Human Resources

     I agree and accept to the terms of this letter.

Carlos Fox:                             Dated:
           ------------------------           ------------------

RELEASE AND DISCHARGE

FROM: Carlos Fox

TO:  JetForm Corporation

DATE: June 1, 1999

     In consideration of the following paid to me:

     1. compensation equivalent to salary continuance for a period of (52) fifty-two weeks, equivalent to $247,000, less statutory deductions.

     2. payment of outstanding accrued vacation balance up to June 30, 2000, less statutory deductions.

     3. payment for outplacement services or approved job relocation expenses up to a limit of $15,000.

     I hereby release and forever discharge JetForm and its directors, officers, employees and agents of and from all manner of actions, causes of action, suits, debts, duties, accounts, contracts, claims and demands whatsoever which I now have, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time and arising from my employment with JetForm or from the termination of such employment, including, without limiting the generality of the foregoing all claims and demands for or with respect to salary, remuneration, commission, advances on commission, fringe benefits, vacation pay, severance allowance, termination pay, severance pay, notice of termination, deferred profit sharing plan, employee stock option plan, bonus or any other employment benefit or fringe benefit of any kind whatsoever. The abovementioned Consideration is inclusive of any and all obligations which JetForm has or might have in the future pursuant to the provisions of any legislation or rule of law pertaining to employment standards or other obligations of JetForm on my termination as an employee. I further agree not to make any claims (including without limitation any cross-claim, counter-claim, third party action or application) against any other person and/or entity which might claim contribution or indemnity against the persons and/or entities discharged by this release. The abovementioned Consideration is inclusive of indemnity from the persons and/or entities discharged by this release.

Carlos Fox

--------------------------
Signature